Clockwise Capital LLC

Proxy Voting Policy Statement

CLOCKWISE will neither ask for, nor accept voting authority for client securities. Clients will receive proxies directly from the issuer of the security or the custodian. Clients should direct all proxy questions to the issuer of the security